Lans Holdings, Inc. appoints Chief Technical Officer.

Miami, Florida – July 2, 2015 – Lans Holdings, Inc. (OTCQB: LAHO) (The Company), announced today the appointment of Mr. Ritesh Mitra, as Chief Technology Officer. Mitra, a technology leader with more than a decade of experience, will lead the company’s technology and payment platform strategy.

“Ritesh brings a wealth of technology expertise to Lans Holdings, as well as entrepreneurial experience; that is essential as we plan to expand the company nationally and globally,” said CEO Trevor Allen. “Ritesh’s diverse background – from developing complicated software apps and integrating payment networks to understanding security and compliance– will make him a great asset to us as we prepare for launch.”

“I couldn’t be more thrilled to join Lans Holdings at such a pivotal moment in the company’s history,” said Mitra. “I believe the Company products like Payment-Engine and PaymentSandBox can enable developers to get more secure, as well as flexible payment solutions."

Ritesh has been active in creating successful technology startups and operating software development companies. As a seasoned professional in the software development for the payment and pharmaceutical industry with over a decade of experience, Mr. Mitra has assisted many clients with respect to the design, development, and launch of enterprise systems and payment platforms. He has acted in a technical role and as a consultant with regards to the management of resources to develop solutions for the payments industry, and most recently at nClose has been managing the development and implementation of a middleware solution for developers to rapidly develop payment solutions for merchants.

About Lans Holdings Inc.

Lans Holdings provides secure payment solutions. The Company makes it easy for sellers to start selling and buyers to buy with confidence. The Company solutions are used to enable businesses to process payments more efficiently whether online or in a retail store front. The Company provides white label solutions for payment service providers to enable business to consumer and business to business payments through physical POS, mobile devices, online and software integrations. Lans Holdings is focused to provide emerging payment solutions that motivate and reward our clients for adopting more secure payment systems in their businesses.

Further information on the Company can be found at www.sec.gov and the company’s website at www.LansHoldings.com

For further information, please contact: Investors@lansholdings.com

Forward Looking Statements

Some information in this document constitutes forward-looking statements or statements which may be deemed or construed to be forward-looking statements, such as the closing of the share exchange agreement. The words “plan”, "forecast", "anticipates", "estimate", "project", "intend", "expect", "should", "believe", and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve, and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The risks, uncertainties and other factors are more fully discussed in the Company’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements attributable to Lans Holdings Inc., herein are expressly qualified in their entirety by the above-mentioned cautionary statement. Lans Holdings Inc., disclaims any obligation to update forward-looking statements contained in this estimate, except as may be required by law.